Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS JULY SALES RESULTS AND REVISES

EARNINGS OUTLOOK FOR THE REMAINDER OF ITS FISCAL YEAR 2003

ISSAQUAH, Wash., August 5, 2003 – Costco Wholesale Corporation (“Costco”) (Nasdaq: COST) today reported net sales of $3.34 billion for the four weeks ended August 3, 2003, an increase of 12 percent from $2.97 billion in the same four-week period of the prior fiscal year.

For the first 48 weeks of its 2003 fiscal year ended August 3, 2003, the Company reported net sales of $38.29 billion, an increase of 9 percent from $34.97 billion during the similar 48-week period of the prior fiscal year.

Comparable sales for the 4-week and 48-week periods ended August 3, 2003, were as follows:

	4 Weeks	48 Weeks
US	6%	4%
International	18%	10%

Total Company	8%	5%

The Company also announced today that its earnings outlook for the fourth quarter (16 weeks) and fiscal year (52 weeks) ending August 31, 2003, has been revised downward from previous guidance. On May 28th, during it’s third quarter earnings conference call, the Company stated that its expectations of earnings per share were in the range of $.54-$.56 for the fourth quarter ending August 31st; and in the range of $1.56-$1.58 for the entire fiscal year. Currently, earnings per share for the fourth quarter are expected to be in the $.46-$.48 range and for the fiscal year ending August 31st, in the $1.48-$1.50 range. During fiscal year 2002, the Company reported earnings per share of $.52 in the fourth quarter and $1.48 for the fiscal year. Actual results for the fourth quarter and fiscal year ending August 31, 2003 will be reported on October 8, 2003.

According to Richard Galanti, Chief Financial Officer of Costco, “Our operating results for the first eight weeks of the 16-week fourth quarter have been below plan. Despite satisfactory sales results, a combination of lower-than-planned gross margins, continuing escalation of costs associated with employee healthcare and workers’ compensation expenses, and increased initiatives to improve customer service and speed checkout at the front-end all led to reduced expectations for our fiscal fourth quarter results. We remain positive in our outlook for fiscal 2004 and beyond. Our expectations of operating results for the coming fiscal year, while still preliminary, are for sales and earnings to grow in the range of 8 to 10 percent.”

Costco will hold a conference call at 8:00 AM PDT (11:00 AM EDT) this morning, August 5th, with Jim Sinegal, President and CEO, and Richard Galanti. The phone number to participate on the call is (800) 399-8203 or can be accessed via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

Costco currently operates 418 warehouses, including 309 in the United States, 61 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, four in Japan and 21 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com. The Company plans to open one additional new warehouse prior to the end of its fiscal year 2003 on August 31, 2003, and an additional 11 new warehouses (including the relocation of one warehouse to a larger and better-located facility) prior to the end of calendar year 2003.

Statements in this release that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business buying patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264